EXHIBIT 99.1

TOR Minerals Announces Third Quarter 2007 Financial Results

CORPUS CHRISTI, Texas, November 6th, /PRNewswire-FirstCall/ -- TOR Minerals International (Nasdaq: TORM - News), producer of synthetic titanium dioxide and color pigments, specialty alumina, and other high performance mineral fillers today announced its financial results for the third quarter ended September 30, 2007. The company reported net income available to common shareholders of $150,000, or $0.02 per fully diluted share, on net sales of $7,558,000. This compares with net income available to common shareholders of $1,000, or $0.00 per share, on net sales of $6,998,000 for the quarter ended September 30, 2006.

Net sales for the nine months ended September 30, 2007, were $21,992,000 compared to $20,724,000 during the nine-month period ended September 30, 2006. The net income available to common shareholders was $241,000, or $0.03 per diluted share, for the nine months ended September 30, 2007 compared to net income of $308,000, or $0.04 per share, for the same period a year ago.

Net sales grew 8% in the third quarter of 2007 compared to the third quarter of last year. Specialty alumina sales grew 105%, which increase was partially offset by a 12% decrease in Hitox® sales and 7% decrease in all other sales.  Profitability improved during the quarter due to increased sales of higher margin products and cost reductions achieved through process improvements, which were partially offset by increased energy costs, raw material costs, and interest expense.

Highlights for the quarter include an increase in specialty alumina sales in Europe which was driven by a combination of new product introductions and sales to new customers.  Sales of Hitox were negatively affected by a general weakness in demand, particularly in the U.S. housing construction industry.

"Our global product and market diversification strategy produced a net sales gain as increased specialty alumina sales in Europe offset declines in Hitox revenue in the United States.  Specialty alumina sales accounted for 30% of our revenue during the quarter, up from 16% a year ago.  Increased utilization of our Netherlands facility combined with increased sales of value-added specialty alumina products and improvements in operation efficiencies made our alumina business the major contributor to profitability during the quarter," said Dr. Olaf Karasch, CEO of TOR Minerals.

Dr. Karasch continued, "During the quarter, we made significant strides in developing the next generation of value-added products, which we are introducing as heat and ultraviolet (UV) stable color pigments.  We are aggressively moving forward with production and market development plans to introduce these new products, which we believe have the potential to significantly expand the addressable market for our products.  In addition, we are continuing to make progress in reducing costs through improved processes to offset increasing raw material and energy costs."

The company announced plans to produce synthetic rutile in the months of November and December in order to maintain stocking levels and in anticipation of the introduction of the new pigment products in 2008.

TOR Minerals will host a conference call at 4:00 p.m. Central Time on November 6, 2007 to further discuss third quarter results. The call will be simultaneously web-cast, and can be accessed via the News section on the company's website at http://www.torminerals.com . Interested parties may also access the conference call via telephone by dialing 877-407-9210.

Based in Corpus Christi, Texas, TOR Minerals is an international manufacturer of specialty mineral products for high performance applications with plants and regional offices located in the United States, The Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg
Beacon Street Group, LLC
(817) 310-0051

TOR Minerals International, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
NET SALES	$7,558	$6,998	$21,992	$20,724
Cost of sales	6,082	5,760	17,739	16,392
GROSS MARGIN	1,476	1,238	4,253	4,332
Technical services and research and development	65	47	183	185
General, administrative and selling expenses	1,055	1,028	3,276	3,232
OPERATING INCOME	356	163	794	915
OTHER INCOME (EXPENSE):
Interest income	8	4	11	15
Interest expense	(179)	(142)	(518)	(399)
Gain (loss) on foreign currency exchange rate	(35)	(23)	16	(54)
INCOME BEFORE INCOME TAX	150	2	303	477
Income tax expense (benefit)	(15)	(14)	17	124
NET INCOME	$165	$16	$286	$353
Less: Preferred Stock Dividends	15	15	45	45
Income Available to Common Shareholders	$150	$1	$241	$308

Income per common share:
Basic	$0.02	$0.00	$0.03	$0.04
Diluted	$0.02	$0.00	$0.03	$0.04
Weighted average common shares outstanding:
Basic	7,844	7,837	7,672	7,834
Diluted	7,844	7,864	7,729	7,886

TOR Minerals International, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands, except per share amounts)
	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$739	$896
Trade accounts receivable, net	4,793	3,593
Inventories, net	11,168	10,949
Other current assets	921	555
Total current assets	17,621	15,993
PROPERTY, PLANT AND EQUIPMENT, net	20,217	20,034
GOODWILL	2,084	1,927
OTHER ASSETS	50	57
	$39,972	$38,011

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,628	$2,036
Accrued expenses	2,106	2,062
Notes payable under lines of credit	1,403	811
Current deferred tax liability	397	401
Current maturities - Capital leases	74	65
Current maturities of long-term debt - Financial Institutions	605	580
Current maturities of long-term debt - Related Parties	-	400
Total current liabilities	6,213	6,355
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES
Capital leases	220	254
Long-term debt - Financial Institutions	3,173	2,835
Notes payable under lines of credit	3,875	3,525
DEFERRED TAX LIABILITY	238	213
Total liabilities	13,719	13,182
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Series A 6% convertible preferred stock $.01 par value: authorized, 5,000 shares; 200 shares issued and outstanding	2	2
Common stock $.25 par value: authorized, 10,000 shares; 7,839 shares issued and outstanding at 6/30/07 and 12/31/06	1,964	1,960
Additional paid-in capital	22,834	22,652
Accumulated deficit	(2,359)	(2,600)
Accumulated other comprehensive income:
Unrealized gain (loss) on derivatives	3	81
Cumulative translation adjustment	3,809	2,734
Total shareholders' equity	26,253	24,829
	$39,972	$38,011